Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105450, 333-84646 and 333-115402 on Form S-8 and 333-123505 on Form S-3 of our report dated March 15, 2006, relating to the consolidated financial statements of Asbury Automotive Group, Inc. and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Asbury Automotive Group, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 15, 2006